Exhibit 10.53

Amendment #2 to Employment Agreement
To Comply with the Provisions of Section 409A of the Internal Revenue Code

Michael Griffith

This Amendment #2 to Employment Agreement (this “Amendment #2”) is entered into as of December 15, 2008, by and between Michael Griffith (“Employee”) and Activision Publishing, Inc. (“Employer”).  All capitalized terms shall have the same meaning set forth in the Employment Agreement (as defined below).

RECITALS:

Employee and Employer entered into an Employment Agreement dated as of June 15, 2005, which was amended on December 1, 2007 (the “Employment Agreement”).

Employee and Employer desire to further amend the Employment Agreement in certain respects as set forth herein in order to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

AGREEMENT:

The parties hereby agree to amend the terms of the Employment Agreement as follows:

1.                                       Bonus:  The Employment Agreement is hereby amended to delete the penultimate sentence of Section 2(d) in its entirety and replace it with a new sentence to read as follows:  The Annual Bonus, if granted, shall be paid to you in a single lump sum no later than the 15th day of the third month following the end of the fiscal year to which the bonus relates.

2.                                       Termination by Employee:  The Employment Agreement is hereby amended to delete Section 9(b) in its entirety and replace it with a new Section 9(b) to read as follows:  You may terminate your employment under this Agreement upon the occurrence of the following, which shall remain uncured for a period of 45 days following notice to Employer of such occurrence: (i) the material diminution of your duties and responsibilities hereunder in violation of the Agreement, provided that neither your ceasing to have investor relations, financial reporting or similar responsibilities, nor the addition of one of more operating units or subsidiaries by reason of acquisitions or similar transactions that are not incorporated into Employer, nor the addition of new management and reporting responsibilities at Employer or Activision by reason of significant increase in the size and scope of Employer’s core business due to acquisitions or similar events shall be considered a diminution in your duties or responsibilities in violation of the Agreement;  (ii) a material reduction in your Base Salary; (iii) the elimination or material reduction of your participation in any incentive or benefit plan other than, in any such case, as a result of the modification, reduction or elimination of such plan with regard to all senior executives of Employer or as a result of regulatory, tax or accounting requirements; or (iv) your relocation without your consent to a location more than twenty-five (25) miles from Los Angeles County provided that such relocation is materially adverse to you; provided, that you shall not have the right to terminate your employment pursuant to clauses (i), (ii) or (iii) of this Section 9(b) after such date as your Total Compensation shall equal or exceed the Guarantee Amount so long as, in the case of (i) above, your position remains as a senior executive position with the equivalent of divisional leadership responsibilities.

3.                                       Death:  With respect to the compensation payable to Employee’s heirs, successors or legal representatives in the event of Employee’s death, such heirs, successors or legal representatives shall receive the compensation provided for under Sections 9(d)(i)(i), (ii), (iv) and (v) of the Employment Agreement in a single lump sum payment within 60 days of the date of Employee’s death and the compensation provided for under Section 9(d)(i)(iii) in a single lump sum on the date such bonus otherwise would have been payable.

4.                                       Disability:  Section 9(c) of the Employment Agreement is hereby amended, following the first sentence thereof, to read as follows:  In the event of your Disability during the term of this Agreement, this Agreement shall terminate and, upon said Disability, Employer shall be obligated to pay you the amounts set forth in Paragraph 9(e)(ii).  “Disability” means that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, you are unable to engage in any substantial gainful activity or are receiving income replacement benefits under an accident and health plan covering employees of the Company for a period of not less than three months.

5.                                       Compensation upon Disability:  Section 9(d)(ii) of the Employment Agreement is hereby amended to provide that Employee shall receive the compensation provided for in Section 9(d)(ii) in the event of his Disability, with the compensation provided for under Sections 9(d)(ii)(i), (ii), (iv) and (v) of the Employment Agreement to be paid to Employee in a single lump sum payment within 60 days of the date of Employee’s Disability and the compensation provided for under Section 9(d)(ii)(iii) in a single lump sum on the date such bonus otherwise would have been payable.

6.                                       Performance Termination:  With respect to Section 9(e) of the Employment Agreement, payment of the severance described in clauses (v) and (vi) of Section 9(e) shall cease immediately on the date the total of such payments made to Employee equals the upon Employee’s receipt of an amount of severance equal to the applicable Pro Rata Guarantee Amount to which Employee is entitled upon Employee’s termination pursuant to Section 9(e).

7.                                       Section 409A:  Section 16(q) of the Employment Agreement is hereby amended to read as follows:  To the extent applicable, it is intended that the Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  The Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A).  Notwithstanding anything contained herein to the contrary, you shall not be considered to have terminated employment with Employer for purposes of the Agreement and no payments shall be due to you under the Agreement which are payable upon your termination of employment unless you would be considered to have incurred a “separation from service” from Employer within the meaning of Section 409A.  To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement during the six-month period immediately following your termination of employment shall instead be paid on the first business day after the date that is six months following your termination of employment (or upon your death, if earlier).  In addition, for purposes of the Agreement, each amount to be paid or benefit to be provided to you pursuant to the Employment Agreement shall be construed as a separate identified payment for purposes of Section 409A.  With respect to expenses eligible for reimbursement under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A; provided, however that with respect to any reimbursements for any taxes to which you become entitled under the terms of the Agreement, the payment of such reimbursements shall be made by Employer no later than the end of the calendar year following the calendar year in which you remit the related taxes.

Except as specifically set forth in this Amendment #2, the Employment Agreement shall remain unmodified and in full force and effect.  If any term or provision of the Employment Agreement is contradictory to, or inconsistent with, any term or provision of this Amendment #2, then the terms and provisions of this Amendment #2 shall in all events control.

AGREED AND ACCEPTED:

Employee:	Employer:

Activision Publishing, Inc.

/s/ Michael Griffith	By:	/s/ George L. Rose
Michael Griffith	Name: George L. Rose
Date: 11/21/08	Title: Chief Legal Officer
Date: 12/12/08